                             CONFIDENTIAL TREATMENT*

                           GAMING MANAGEMENT AGREEMENT

                                     BETWEEN

           BARONA GROUP OF THE CAPITAN GRANDE BAND OF MISSION INDIANS

                                       AND

                INLAND CASINO PARTNERS, A CALIFORNIA PARTNERSHIP

                                 FEBRUARY, 1992

* This Agreement is a material agreement furnished pursuant to 17 C.F.R. 228.601(b)(10).

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
      ARTICLE I -       DEFINITIONS AND PRINCIPLES OF
                        INTERPRETATION

            1.1   Definitions                                                1
            1.2   Gender and Number                                          4
            1.3   Entire Agreement                                           4
            1.4   Index and Headings                                         4
            1.5   Applicable Law                                             5
            1.6   Materiality of Recitals                                    5

      ARTICLE II -      MANAGEMENT

            2.1   Manager's Authority and Responsibility                     5
            2.2   Term of Agreement                                          5
            2.3   Exclusivity of Manager's Rights                            5
            2.4   Rights, Duties and Obligations of Manager                  6
                  2.4(a)      Personnel Matters                              6
                  2.4(b)      Compliance                                     7
                  2.4(c)      Security Force                                 7
                  2.4(d)      Periodic Reports; Audits                       8
                  2.4(e)      Accounting Requirements                        8
                  2.4(f)      Maintenance of Building and Equipment          8
                  2.4(g)      Cash Monitoring                                8
                  2.4(h)      Insurance                                      9
                  2.4(i)      Cessation of Barona Indian Gaming              9
                  2.4(j)      Bank Accounts                                 11
                  2.4(k)      Collection of Gross Receipts                  11
                  2.4(l)      Financial Feasibility Report                  12
                  2.4(m)      Annual Operating Budget                       12
                  2.4(n)      Water and Sewer                               12
            2.5   Limits of Authority                                       12

      ARTICLE III -     WARRANTIES

            3.1   Manager's Representations and Warranties                  13
                  3.1(a)  Organization                                      13
                  3.1(b)  Power                                             13
                  3.1(c)  Execution and Delivery                            13
                  3.1(d)  Statements                                        13
                  3.1(e)  Prohibited Payments                               13
                  3.1(f)  Parties in Interest                               13
                  3.1(g)  Restriction on Employees                          14
                  3.1(h)  Investigation and FBI Clearance                   14
                  3.1(i)  No Criminal Convictions                           15
                  3.1(j)  Tribe's Right to Inspect Books                    15

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                  3.1(k)  Interference with Tribe Prohibited                15
                  3.1(l)  EPA Compliance                                    16
                  3.1(m)  Minimum Sessions                                  16
                  3.1(n)  Assumption of Risk from NGC                       16
                  3.1(o)  Assumption of Risk from BIA                       17
                  3.1(p)  Divestiture of Interest                           17

            3.2   Tribe's Representations and Warranties                    18
                  3.2(a)  Authority                                         18
                  3.2(b)  Execution and Delivery                            18
                  3.2(c)  Best Efforts                                      18
                  3.2(d)  Prohibited Payments                               18
                  3.2(e)  Resolution                                        19
                  3.2(f)  Tribe's Regulations                               19
                  3.2(g)  Indian Land                                       19
                  3.2(h)  Submission for Approval                           19
                  3.2(i)  Tribe's Request for Background Check              19
                  3.2(j)  Tract and Facility                                20
                  3.2(k)  Tribal Representatives                            20
                  3.2(l)  Legal Opinion                                     20

      ARTICLE IV -      COMPENSATION AND REIMBURSEMENT

            4.1   Profit Split                                              22
                  4.1(a)  Bingo                                             22
                  4.1(b)  Card Room                                         23
                  4.1(c)  Off Track Betting                                 23
                  4.1(d)  Electronic Video Gaming Devices                   24
            4.2   Future Departments                                        24
            4.3   Justification for Use of Gross Receipts                   24
            4.4   Manager Loan                                              24
            4.5   Payment of Recommencement Costs                           25
            4.6   Distributions of Net Profits; Reports                     25
            4.7   Annual License Fee                                        25
            4.8   AMA Stipulated Judgment                                   26

      ARTICLE V -       OTHER AGREEMENTS                                    26

            5.1   Capital Improvements; Replacement                         26
            5.2   Assignments                                               27
            5.3   FBI Clearance                                             27
            5.4   Waiver of Taxes and Fees                                  27
            5.5   Secretary's Approval                                      28
            5.6   Dispute Resolution                                        28
            5.7   Limited Waiver of Sovereign Immunity
                  and Tribe's Rights                                        28
            5.8   Jurisdiction                                              29
            5.9   Termination                                               29
                  5.9(a)  Material Breach                                   29
                  5.9(b)  Notice of Material Breach                         30
                  5.9(c)  Retention of Property
                          Upon Termination                                  30


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                  5.9(d)  Involuntary Termination Due to
                          Changes in Applicable Law                         30
                  5.9(e)  Voluntary Cessation of Operations                 31
            5.10  Certificate of Self-Regulation                            31

      ARTICLE VI -      INDEMNIFICATION

            6.1   Indemnification by Manager                                32
            6.2   Indemnification by Tribe                                  32
            6.3   Procedures                                                32
            6.4   Survival                                                  32

      ARTICLE VII -     FURTHER AGREEMENTS

            7.1   Employee Grievance Committee                              32
            7.2   Legal Fees                                                33
            7.3   AMA Stipulated Judgment                                   33
            7.4   Fidelity Bond                                             33
            7.5   Barona Indian Gaming Committee                            33
                  (a)  General Policies                                     33
                  (b)  Informal Dispute Resolution                          34
                  (c)  Designation of Tribal
                       Representatives                                      34
                  (d)  General Authority                                    34
                  (e)  Membership                                           35
            7.6   Letter of Credit                                          35

      ARTICLE VIII -    MISCELLANEOUS

            8.1   Validity                                                  35
            8.2   Survival of Rights                                        36
            8.3   Counterparts                                              36
            8.4   Further Assurances                                        36
            8.5   Notices                                                   36
                  8.5(a)  Addresses                                         36
                  8.5(b)  Effective Date                                    37
                  8.5(c)  Changes                                           37
            8.6   No Partnership Created                                    37
            8.7   Covenant of Good Faith and Fair Dealings                  37
            8.8   Time is of the Essence                                    37
            8.9   Prior Sub-Contract                                        37


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                           GAMING MANAGEMENT AGREEMENT

      THIS GAMING MANAGEMENT AGREEMENT (the "AGREEMENT"), is entered into by and between BARONA GROUP OF CAPITAN GRANDE BAND OF MISSION INDIANS (a/k/a Barona Band of Mission Indians), a federally-recognized Indian tribe (the "TRIBE"), and INLAND CASINO PARTNERS, a California Partnership (the "MANAGER").

                                 R E C I T A L S

      A. TRIBE is seeking technical experience and expertise for the operation of Barona Indian Gaming (as hereafter defined) and to instruct members of TRIBE as to the operation of Barona Indian Gaming, and it is agreed that MANAGER can supply and has such experience, expertise, and instruction and that MANAGER is willing to assist TRIBE to enhance TRIBE'S revenues from Barona Indian Gaming.

      B. TRIBE is desirous of vesting in MANAGER the exclusive right and obligation to manage, operate and maintain Barona Indian Gaming in conformance with the terms and conditions of this AGREEMENT.

      C. The parties desire to memorialize their relationship, which shall be subject to the terms and conditions of this AGREEMENT.

      NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

      1.1 DEFINITIONS. Whenever used in this AGREEMENT, the following words and terms shall have the respective meanings ascribed to them as follows:


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            (a) AGREEMENT - "AGREEMENT" means this Gaming Management Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "hereof" "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular article or section; "Article" or "Section " means and refers to the specified article or section of this Agreement.

            (b) APPROVAL OF TRIBE - "APPROVAL OF TRIBE" means that when a matter hereunder is to be submitted by Manager for approval of Tribe, Tribal Council of Tribe or its designee shall approve or disapprove such matter in writing and deliver its decision to Manager within fifteen days of the date of submission of such matter for approval, and failure to deliver written approval or disapproval to manager within such fifteen day period shall be deemed to be approval of such matter by Tribe and Manager shall be entitled to act accordingly.

            (c) BARONA INDIAN GAMING COMMITTEE - "BARONA INDIAN GAMING COMMITTEE" means the group of no more than seven (7) persons appointed by Tribe's Tribal Council functioning as described in Section 7.5 as the (1) conduit for information between Tribal Council and Barona Indian Gaming;
      (2) an advisory body to Tribal Council regarding gaming matters; and (3) Tribal Council's official voice to Manager regarding gaming matters as authorized by Tribal Council. Barona Indian Gaming Committee has been established by a resolution of Tribal Council and will conduct its business according to a set of guidelines established for it by Tribal Council.

            (d) AUTHORIZED ACTIVITIES - "BARONA INDIAN GAMING" means the operation of the Gaming Activities conducted pursuant to this Agreement and associated activities, including, but not limited to, the sale of food and beverage concessions, souvenirs, gifts, player supplies, tobacco and tobacco products and such other goods and services necessary or incidental thereto, at the Facility, and the operation of any and all other activities or businesses on Tract. "Gaming Activities" means all of those activities allowed under the Gaming Ordinance and authorized as "Class II" or "Class III" gaming under the Indian Gaming Regulatory Act.

            (e) COMMISSION - "COMMISSION" means the National Indian Gaming Commission appointed pursuant to Section 5 of the Indian Gaming Regulatory Act (25 U.S.C. Section 2704). "Commission" shall also mean the Chairman of the Commission where the Chairman has the power to act on behalf of the Commission pursuant to Section 6 of the Indian Gaming Regulatory Act (25 U.S.C. Section 2705).

            (f) EFFECTIVE DATE - "EFFECTIVE DATE" means the date that this Agreement is executed by both parties.


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
            (g) FACILITY - "FACILITY" means the building (capable of housing 2,000 patrons) located on Tract within which Barona Indian Gaming will be housed, including the cardroom addition thereto, and from which it will be operated, together with all associated real property, fixtures and personal property used in connection with Barona Indian Gaming.

            (h) GAMING ORDINANCE - "GAMING ORDINANCE" means the Gaming Ordinance enacted by Tribe on March 4, 1989, as amended.

            (i) GENERAL MANAGER - "GENERAL MANAGER" means the person selected by Manager who will be the chief executive officer of Barona Indian Gaming and who will be under the direct and exclusive supervision of the Manager and whose salary shall be an Operating Expense according to the approved budget.

            (j) GROSS RECEIPTS - "GROSS RECEIPTS" means the total receipts from the operation of Barona Indian Gaming from all sources, including, but not limited to, receipt from all Authorized Activities, admission, sale or rental of bingo cards, sale of food and beverage concessions, souvenirs, gifts, player supplies, tobacco and tobacco products and such other goods and services necessary or incidental thereto, and total receipts from the operation of any and all other activities or businesses on Tract, but excluding loan proceeds.

            (k) MANAGER - "MANAGER" means INLAND CASINO PARTNERS, a California Partnership.

            (l) NET PROFITS - "NET PROFITS" means the total amount of monies remaining from monthly Gross Receipts after payment of the Operating Expenses for such month, which amount shall be calculated on a cash basis.

            (m) OPERATING EXPENSES - "OPERATING EXPENSES" means all expenses necessary for the operation of Barona Indian Gaming, including, without limitation, any and all applicable state or federal taxes, licenses or fees of Barona Indian Gaming or similar costs imposed upon the Manager for managing Barona Indian Gaming (other than income taxes imposed on the Manager with respect to its share of Net Profits and except the license fee described in Section 4.7); compensation and benefits to employees, independent contractors, or consultants of Barona Indian Gaming; costs, fees and expenses of Barona Indian Gaming relating to prizes, materials, equipment, supplies, inventory, utilities, repairs, maintenance, insurance, bonding, advertising, accounting and legal services, waste removal, security, travel and transportation, cost of goods sold, and interest on instalment contract purchases by Barona Indian Gaming; repayment of principal on any Manager Loan described in Section 4.2 hereof; a reasonable reserve for operations and prize distributions of Barona Indian Gaming; and such other costs, expenses or fees necessarily, routinely or customarily incurred in the operation of Barona Indian Gaming. Expenses which are not specifically enumerated herein must be agreed to in writing by Tribe and Manager prior to incurring said expense.

            (n) SECRETARY - "SECRETARY" means Secretary of the Interior of the United States or his designated representative.

            (o) TRACT - "TRACT" means that parcel of land constituting approximately 10 acres more particularly described on Exhibit "A" attached hereto and incorporated herein by this reference, which is located on the lands of the Tribe's Reservation, held in trust by the United States for benefit of Tribe pursuant to the Act of May 4, 1932.

            (p) TRIBE - "TRIBE" means Barona Group of the Capitan Grande Band of Mission Indians (a/k/a Barona Band of Mission Indians), a federally recognized Indian Tribe.

            (q) TRIBE'S GOVERNMENT - "TRIBE'S GOVERNMENT" means the government of Tribe.

      1.2 GENDER AND NUMBER. Words importing the singular include the plural and vice versa; and words denoting gender include all genders.

      1.3 ENTIRE AGREEMENT. This Agreement, together with any schedule, agreement or other document to be delivered pursuant hereto or contemplated hereby, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties to be bound hereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      1.4 INDEX AND HEADINGS. The index to this AGREEMENT and the Article and Section headings contained herein are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this AGREEMENT.

      1.5 APPLICABLE LAW. With respect to interpretations of this agreement in arbitration or litigation to construe the rights, duties, privileges and obligations of MANAGER and TRIBE pursuant to this AGREEMENT, the laws of the United States shall govern and in the absence of applicable federal law, the substantive laws of the State of California shall be used in such interpretation; provided, however, nothing herein shall be construed to be a surrender of jurisdiction by TRIBE to any state court or other state agency.

      1.6 MATERIALITY OF RECITALS. Recitals of this AGREEMENT constitute a material part of this AGREEMENT, are incorporated herein and, to the extent necessary, required, or helpful, shall be considered in construing, interpreting and enforcing the terms and conditions of this AGREEMENT.

                                   ARTICLE II

                                   MANAGEMENT

      2.1 MANAGER'S AUTHORITY AND RESPONSIBILITY. TRIBE hereby agrees that during the term of this AGREEMENT, all business and affairs in connection with the day-to-day operation, management and maintenance of Barona Indian Gaming shall be the sole responsibility of MANAGER, who is hereby granted the necessary power and authority as TRIBE'S agent to act in order to fulfill its responsibility pursuant to this AGREEMENT. HOWEVER, ONCE IT HAS ESTABLISHED A PROGRAM FOR BINGO OPERATIONS, MANAGER WILL MAKE NONSIGNIFICANT CHANGE IN IT, OR DECREASE PRIZE LEVELS OR TOTALS, WITHOUT THE APPROVAL OF THE BARONA INDIAN GAMING COMMITTEE. TRIBE hereby retains, licenses and engages MANAGER for such purposes and MANAGER hereby accepts such engagement, subject to MANAGER'S payment for and the Tribe's issuance of the annual license described in Section 4.7.

      2.2 TERM OF AGREEMENT. Subject to termination pursuant to Sections 2.4(i)
(D) and 5.9 hereof, this AGREEMENT shall be for a term of seven (7) years, commencing on the date that the authorized representatives of both parties execute this AGREEMENT. It is agreed by TRIBE and MANAGER that such seven (7) year term is necessary for the recovery of capital already expended and to be expended by MANAGER based on the commitment of capital by MANAGER under this AGREEMENT, the risk involved therewith, and the projected timing for recovery thereof.

      2.3 EXCLUSIVITY OF MANAGER'S RIGHTS. MANAGER shall have the exclusive right and authority to manage and operate Barona Indian Gaming during the term of this AGREEMENT. TRIBE warrants that it will not establish, conduct, or permit to be conducted any other gaming facility on TRIBE'S Reservation during the term of this AGREEMENT.


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
      2.4 RIGHTS, DUTIES AND OBLIGATIONS OF MANAGER. The right and authority of MANAGER to manage and operate Barona Indian Gaming shall include, but not be limited to, the authority to approve payment of any and all Operating Expenses, which right and authority shall be exercised to enhance the overall success and profitability of Barona Indian Gaming for the benefit of TRIBE and MANAGER, and the following rights, duties and obligations:

            2.4(a)      PERSONNEL MATTERS.

                  (i)    *

                  (ii)   *

                  (iii)  *

      * Confidential information has been omitted and filed separately with the Commission.

                  (iv)   *

                  (v)    *

            2.4(b) COMPLIANCE. In carrying out its obligations under this AGREEMENT, MANAGER agrees to comply with all duly enacted regulations and ordinances of TRIBE that are presently in effect or which may in the future be enacted, provided TRIBE hereby agrees that it (i) will take no action and adopt no ordinance that violates the Indian Civil Rights Act (25 U.S.C. Section 1301-1303) or (ii) will take no action nor adopt any ordinance which would have the effect of amending, modifying, limiting or in any way altering any right of MANAGER hereunder, and provided that any changes in TRIBE'S land use or zoning regulations or ordinances shall provide that during the term of this AGREEMENT the TRACT and FACILITY shall be exempt from such changes.

            2.4(c) SECURITY FORCE. MANAGER shall be responsible for obtaining a security force sufficient to reasonably assure the safety of the customers, personnel, monies, and property of Barona Indian Gaming. *


      * Confidential information has been omitted and filed separately with the Commission.

                                        *

            2.4(d) PERIODIC REPORTS; AUDITS. MANAGER shall furnish to TRIBE monthly, quarterly and annual financial reports in accordance with Section 4.3 hereof. An independent audit by a certified public accountant from a national firm who is nominated by MANAGER and approved by the Barona Indian Gaming Committee shall be performed annually. All contracts for supplies, services or concessions which exceed $25,000.00 annually shall also be audited.

                                        *

            Copies of all audits shall be provided to the Indian Gaming commission.

            2.4(e) ACCOUNTING REQUIREMENTS. MANAGER shall maintain full and accurate books of account for Barona Indian Gaming at MANAGER'S office located at Barona Indian Gaming. The books shall be kept on a cash basis and the records shall be maintained using generally accepted accounting principles. Net Profits shall be calculated on the cash basis method of accounting. Notwithstanding anything to the contrary in this Subsection, it is agreed that MANAGER alone shall be entitled to take any and all tax advantage such as depreciation or other exemption which shall in no way affect the Net Profits or the split thereof as otherwise provided herein.

            2.4(f) MAINTENANCE OF BUILDING AND EQUIPMENT. MANAGER, as a part of Operating Expenses, shall maintain the building and all equipment necessary to the operation of Barona Indian Gaming, including, but not limited to, all equipment, furnishings, tools and other support items for Gaming Activities and related activities which are necessary to the operation of Barona Indian Gaming. MANAGER shall be entitled to expend up to $2,500 on individual items of equipment, furnishings, maintenance, repairs and capital improvements without prior Approval of TRIBE, but expenditures in excess of $2,500 on any individual item shall require prior Approval of TRIBE and shall be the sole cost and expense of TRIBE in accordance with Section 5.1.

            2.4(g) CASH MONITORING. MANAGER shall install systems for monitoring the Gross Receipts from the operation of Barona Indian Gaming. MANAGER shall have the right and duty to maintain and police its systems for cash management in order to prevent loss of proceeds from Barona Indian Gaming and TRIBE shall have the right to inspect such systems at any time. TRIBE shall have the right to appoint a designee to be present and count or oversee the counting of the Gross Receipts on a daily basis.

      * Confidential information has been omitted and filed separately with the Commission.


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
            2.4(h) INSURANCE. As an Operating Expense, MANAGER shall maintain public liability insurance in the amount of at least $500,000 per person and $1 million per occurrence. MANAGER shall maintain as an Operating Expense replacement value casualty insurance which shall insure Facility and its contents, and any other improvements on Tract, against loss or damage by fire, theft and vandalism. All such casualty insurance proceeds shall be applied to the immediate replacement of Facility and such improvements and contents. Unless specifically directed otherwise by TRIBE in writing, MANAGER shall maintain workman's compensation insurance covering all employees of Barona Indian Gaming and the premiums related thereto shall be Operating Expenses. Such insurance policies shall list MANAGER and TRIBE as the insureds. Any insurance provided by MANAGER may be effected under policies of blanket insurance which may cover other enterprises owned or managed by MANAGER, provided that such insurance is secured at a lesser rate than if obtained independently and if the premiums thereon can be prorated and the proper share attributed to Barona Indian Gaming.

            2.4(i) CESSATION OF BARONA INDIAN GAMING. If Barona Indian Gaming as a whole ceases operations as a result of a decision of a court of competent jurisdiction, or by operation of any applicable legislation, by fire, war, or other casualty, or by an Act of God, MANAGER shall have the following options:

                  2.4(i)(A) MAINTENANCE OF THE FACILITY. MANAGER shall have the option to continue its interest in this Agreement and to recommence the operation of Gaming Activities at the Facility if at some point during the term of this AGREEMENT such commencement shall be legally and commercially feasible in the sole judgment of MANAGER. During any such period of suspension of all operations, MANAGER will still be obligated to make the guaranteed minimum monthly payments described below.

                  2.4(i)(B) REPAIR OR REPLACEMENT OPTION. If Facility is damaged or destroyed so that Gaming Activities no longer can be conducted at the Facility, MANAGER, at its sole option, may elect to use any available insurance monies to repair or replace the damaged portions of Facility or may elect to terminate this Agreement under the provisions of Section 2.4(i)(D). If the insurance proceeds are not used to repair Facility, then the proceeds shall be first applied to outstanding operating expenses and taxes, second to MANAGER as repayment of a MANAGER Loan under

            Section 4.2, and any surplus funds shall be distributed to TRIBE.

                  2.4(i)(C) OTHER BUSINESS PURPOSES. MANAGER shall have the
            option to use the Facility for another business purpose, provided that TRIBE has approved such use and an annual budget for such use in advance (which approval shall not be unreasonably withheld); PROVIDED, further that all required federal approvals are obtained, if any.

                  2.4(i)(D) TERMINATION OF AGREEMENT. MANAGER shall have the option to notify TRIBE in writing that it is terminating operations under this AGREEMENT in which case MANAGER shall forfeit all rights under this AGREEMENT and its duty to make guaranteed monthly payments to TRIBE will cease.

                  2.4(i)(E) DIVISION OF PROFITS OF NON-GAMING OPERATIONS. If
            MANAGER elects to proceed under the option described in Section 2.4(i)(C), then the proceeds of any business established by MANAGER shall be apportioned between MANAGER and TRIBE as provided in
            Article IV of this AGREEMENT.

                  2.4(i)(F) RECOMMENCEMENT OF GAMING. If after a period of
            suspension of Gaming Activities on Tract, the recommencement of Gaming Activities is possible, and if MANAGER has not terminated this Agreement under the provisions of Section 2.4(i)(D), then all provisions of this AGREEMENT shall also recommence. If the period of cessation of Gaming Activities has not resulted from any act or fault of MANAGER, and if MANAGER has not elected to terminate this AGREEMENT during that period, then the period of such cessation shall not be deemed to have been part of the term of this AGREEMENT and the date of expiration of the term of this AGREEMENT shall be extended by the number of days of such suspension period; PROVIDED, that such period of cessation shall not exceed one (1) year. Any reasonable payments made to any third party to eliminate rights acquired in the premises during the period of cessation shall be deemed Operating Expenses of Barona Indian Gaming.

            2.4(j)      BANK ACCOUNTS.

                                        *

            2.4(k) COLLECTION OF GROSS RECEIPTS. MANAGER shall collect all Gross Receipts and deposit them daily into the general account. All monies received by Barona Indian Gaming on each day it is open for business must be counted and receipted at the close of operations for that day by one representative from TRIBE and one representative from MANAGER. Adequate security shall be provided in transporting the funds to the bank. The parties hereto agree to obtain a bonded transportation service to effect the safe transportation of the daily receipts to the bank, and the cost thereof shall be an Operating Expense.

      * Confidential information has been omitted and filed separately with the Commission.


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
            2.4(l) FINANCIAL FEASIBILITY REPORT. Prior to commencement of Gaming Activities at Facility pursuant to this AGREEMENT, or within 30 days of resumption of bingo operations MANAGER shall provide a financial feasibility report to TRIBE, which shall include projected development costs and initial operating costs and expenses required to maintain and operate Barona Indian Gaming.

            2.4(m) ANNUAL OPERATING BUDGET. Commencing for calendar year 1993, MANAGER shall submit an Annual Operating budget for approval of the TRIBE thirty
(30) days prior to the beginning of each calendar year, showing in reasonable detail the projected or estimated expenses of Barona Indian Gaming during such operating year. For calendar year 1992, the MANAGER will submit this projected budget within 30 days of the resumption of bingo operations. The annual Operating Budget shall also include the salaries for each employee position, including General MANAGER and Director of Operations. Tribe shall give its approval or disapproval of the Annual Operating Budget not later than thirty
(30) days after its submission to it by MANAGER. If TRIBE shall not have approved or disapproved any Annual Operating Budget prior to the commencement of the operating year for which such budget was prepared, then MANAGER shall continue to operate Barona Indian Gaming in accordance with the previous year's Annual Operating budget as to which the parties have reached agreement. If TRIBE objects to all or any portion of such Annual Operating budget, then TRIBE shall notify MANAGER of the reasons for its objections, and TRIBE and MANAGER shall use their best efforts to agree with, respect to the disputed budget items.

            2.4(n) WATER AND SEWER. MANAGER shall cause the water and sewer system which serves Facility to be maintained and serviced as an Operating Expense.

            2.5 LIMITS OF AUTHORITY. Except as specifically set forth in this
Article II, MANAGER has no authority to waive or impair the sovereign immunity of TRIBE or to obligate or encumber any funds or property of TRIBE. MANAGER is not authorized to act, or to hold itself out to any third parties, as a representative of TRIBE on any matter whatsoever, provided, however, MANAGER shall have the authority to act as an agent for Barona Indian Gaming when it purchases any and all materials and equipment necessary to operate Barona Indian Gaming. MANAGER also may hold itself out as an agent or representative of Barona Indian Gaming to the extent reasonably necessary to exercise its rights and fulfill its management duties and obligations under this AGREEMENT.

                                   ARTICLE III

                                   WARRANTIES

      3.1 MANAGER'S REPRESENTATIONS AND WARRANTIES. MANAGER hereby represents and warrants to TRIBE as follows:

                  3.1(a) ORGANIZATION. MANAGER is a duly organized and validly existing partnership under the laws of the State of California and has full power and authority to own and operate its properties and assets and to conduct its business as presently conducted and as contemplated by this Agreement.

                  3.1(b) POWER. MANAGER has all requisite legal and corporate power and authority to enter into this AGREEMENT.

                  3.1(c) EXECUTION AND DELIVERY. The execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby will not result in a breach or violation of any agreement, judgment or administrative order by which MANAGER is bound or obligated, except as described in Section 3.1(n).

                  3.1(d) STATEMENTS. MANAGER warrants that neither it, nor any of its officers, agents, or employees, have knowingly and willingly provided false statements or attempted to interfere with or influence the decision making process of TRIBE'S Government, nor have they failed to comply with the terms of this AGREEMENT, the Gaming Ordinance, or the General Council's Resolution authorizing the execution of this AGREEMENT. MANAGER further represents and warrants that Barona Indian Gaming will be operated in accordance with the applicable ordinances of TRIBE.

                  3.1(e) PROHIBITED PAYMENTS. No payments have been, or will be, made by MANAGER to any elected member of TRIBE'S Government or relative of any elected member of TRIBE'S Government for the purposes of obtaining or maintaining this AGREEMENT or any other privilege or benefit in favor of MANAGER.

                  3.1(f) PARTIES IN INTEREST. Attached hereto as Schedule
            3.1(f), MANAGER has
            supplied the following information to TRIBE concerning all of its employees who will have day-to-day managerial responsibility for Barona Indian Gaming, shareholders, officers, partners, investors, and directors: (i) full name; (ii) current address; (iii) current business address; (iv) occupation; (v) date and place of birth; and
            (vi) social security number. MANAGER also agrees to provide similar information with respect to any assignee for which approval may be requested under Section 5.2. Also attached as Schedule 3.1(f) are copies of the partnership agreement and statement of MANAGER authorizing this AGREEMENT. Upon request of TRIBE, MANAGER shall also provide to TRIBE resumes of all employees, partners, investors, shareholders, officers and directors. MANAGER represents that no individual identified in this Section 3.1(f) is an elected member of TRIBE'S Government or a relative of an elected member of TRIBE'S Government. "Relative" shall be as defined in the regulations promulgated by the Indian Gaming Commission or, until such time as such regulations are final, by the 1986 guidelines of the Assistant Secretary-Indian Affairs. MANAGER further agrees that in the event any person identified above becomes an elected member of TRIBE'S Government or a relative of an elected member of TRIBE'S Government, such individual will be required to divest himself of any direct or indirect interest in this AGREEMENT or MANAGER.

                  3.1(g) RESTRICTION ON EMPLOYEES. No elected member of TRIBE'S
            Government or a relative in the immediate household of an elected member of TRIBE'S Government shall be an employee of MANAGER or of Barona Indian Gaming, except as may be allowed by the TRIBE or the Commission.

                  3.1(h) INVESTIGATION AND FBI CLEARANCE. MANAGER shall provide such additional information concerning MANAGER or the persons identified in Section 3.1(f) as may be requested by TRIBE, Federal Bureau of Investigation ("FBI"), the Secretary, the commission or any other governmental agency having jurisdiction over the subject matter of this AGREEMENT, OR AN APPROPRIATE AGENCY OF THE STATE OF CALIFORNIA REGARDING AUTHORIZED

            ACTIVITIES CONDUCTED UNDER A COMPACT WITH THE STATE OF CALIFORNIA. MANAGER represents that its partners, investors, officers, directors, employees (whether or not involved in Barona Indian Gaming) and shareholders listed under Section 3.1(f) shall consent to background investigations to be conducted by the FBI or any other law enforcement authority at the request of the TRIBE. MANAGER represents that MANAGER and each of the foregoing persons shall disclose any information requested by TRIBE which would facilitate in the background and financial investigations, and will cooperate fully with such investigations. Any false or deceptive disclosures or failure to cooperate fully with such investigations by an employee of MANAGER or an employee of Barona Indian Gaming shall result in the immediate dismissal of such employee.

                  3.1(i) NO CRIMINAL CONVICTIONS. MANAGER further warrants that to the best of Manager's knowledge no officer, director, employee, partner, investor, or shareholder of MANAGER has been convicted of or pleaded nolo contendere to any felony, or had any association with individuals or entities connected with organized crime. MANAGER warrants that whenever there is any change in the information disclosed pursuant to Sections 3.1(f) and 3.1(i), MANAGER shall immediately notify TRIBE of such change not later than thirty (30) days following the change. All of the warranties and agreements contained in Sections 3.1(f) and 3.1(i) shall apply to any person or entity who would be listed in Sections 3.1(f) and 3.1(i) as a result of such changes.

                  3.1(j) TRIBE'S RIGHT TO INSPECT BOOKS. TRIBE shall have the right to inspect, examine and copy all books of account and supporting business records of Barona Indian Gaming during normal business hours. This right of inspection may be exercised through any agent, employee, attorney or independent certified public accountant acting on behalf of TRIBE and at TRIBE'S cost and expense.

                  3.1(k) INTERFERENCE WITH TRIBE PROHIBITED. MANAGER, including any shareholder, officer, director, employee, partner, investor, or agent thereof, whether or not members of TRIBE, shall not interfere, directly or indirectly, with, become involved in, or attempt to influence the internal affairs of TRIBE, or the members of TRIBE'S Government; provided, however, MANAGER shall be entitled to meet with TRIBE or others in connection with the normal performance of MANAGER'S rights, duties and obligations under this AGREEMENT.

                  3.1(l) EPA COMPLIANCE. MANAGER shall comply with the
            United States National Environmental Policy Act in re-opening, managing, and operating Barona Indian Gaming. MANAGER shall prepay the cost of the environmental assessment and shall be reimbursed the cost thereof as an Operating Expense.

                  3.1(m) MINIMUM SESSIONS. MANAGER shall operate at least three
            (3) sessions of bingo per week at Facility, will operate the card room everyday, and will operate the off-track betting enterprise on everyday that Southern California Off-Track Wagering, Inc. provides the necessary signal and services for operation. The number of sessions of bingo operated at Facility shall be increased as warranted and as determined feasible.

                  3.1(n) ASSUMPTION OF RISK FROM NGC. MANAGER acknowledges that, from December 7, 1990 to December 17, 1991, National Gaming Corp. ("NGC") operated bingo at the Facility under a Management Agreement dated October 11, 1990 and approved by the authorized representative of the Secretary on October 30, 1990. On December 19, 1991 the Tribe gave formal notice to NGC of certain claimed defaults of NGC under that agreement, and gave NGC 30 days, until January 18, 1992 in which to cure those defaults. On December 19, 1991 NGC notified the Tribe that it believes that an event of force majeure had occurred, which event suspended NGC's duty to perform under its management agreement with the Tribe. The Tribe denies that there has been any such event and, on January 22, 1992 filed a demand for arbitration of this issue with the American Arbitration Association. No hearing has yet been set. If the result of this arbitration is favorable to the Tribe, then there should be no legal obstacle, except as described below, to the resumption of gaming operations by Manager under this Management Agreement. However, Manager acknowledges that the result of this arbitration could be favorable to NGC. In that case, this Management Agreement will be null and void no later than the entry of a final judgment enforcing the arbitrator's award. Manager hereby assumes all risks, liabilities, damages, claims, or other consequences flowing from execution of this Management Agreement, operation of gaming under this Management Agreement, or other actions related thereto, from or by NGC, and will indemnify and hold harmless the Tribe therefrom including, but not limited to, any such liability, damages, claims, etc. relating to interference with NGC's above Management Agreement.

                       3.1(o) ASSUMPTION OF RISK FROM BIA. Manager also
                  acknowledges that, in the absence of the ability of the Commission to approve this Management Agreement, the Sacramento Area Office of the U.S. Bureau of Indian Affairs must approve this Management under 25 U.S.C. Section 81 and 25 U.S.C. Section 2709. Normally, operations cannot begin prior to such approval. However, in unusual cases, such as this, where the long-term viability of the gaming enterprise is at risk, and where the current interruption in operations is causing severe harm to the Tribe and its members, the Bureau of Indian Affairs may grant approval of this Management Agreement after operations under it are in progress. However, Manager acknowledges that the Bureau of Indian Affairs may not consider approval of this Management Agreement while operations are in progress, may issue an order to cease and desist operations, or may take other steps to delay or deny its approval due to premature resumption of operations. Manager hereby assumes all risks and liabilities flowing from the resumption of operations prior to and/or without the above approval of this Management Agreement.

                       3.1(p) DIVESTITURE OF INTEREST. In the event it is
                  necessary to divest an officer, director, investor, partner, stockholder, or employee of MANAGER or of Inland Casino Corp.

                  for any reason whatsoever, such divestiture, even if such stockholder, director, partner, investor, officer, or employee shall have a majority interest in MANAGER or of Inland Casino Corp., will not operate to nullify, void, or cancel this contract. In the event changes in ownership affecting more than fifty percent (50%) of the common stock ownership of Inland Casino Corp. or a transfer of a controlling interest in MANAGER shall occur, MANAGER shall cause written notice to be given within thirty (30) days to the TRIBE. Such transfer of more than fifty percent (50%) of the common stock of Inland Casino Corp. or a transfer of a controlling interest in MANAGER will require the consent of the TRIBE, which will not be unreasonably withheld.

         3.2 TRIBE'S REPRESENTATIONS AND WARRANTIES: TRIBE hereby represents and warrants to MANAGER as follows:

                       3.2(a) AUTHORITY. TRIBE has the requisite legal authority
                  and power to enter into this AGREEMENT and consummate all transactions contemplated hereby, except as described above in Sections 3.1(n) and (o).

                       3.2(b) EXECUTION AND DELIVERY. The execution and delivery
                  of this AGREEMENT and the consummation of all transactions contemplated hereby will not result in a breach or violation of any agreement, judgment or administrative order by which TRIBE is bound or obligated or, subject to the approval of the Secretary and/or Commission, as applicable, any state or federal law or regulation, except as described in Sections 3.1(n) and (o) above and Section 4.7 below.

                       3.2(c) BEST EFFORTS. TRIBE will use its best efforts to
                  assist Manager in the fulfillment of its obligations and responsibilities under this AGREEMENT and will obtain such approvals, licenses and permits which are required of it by this AGREEMENT or which can only be obtained by TRIBE.

                       3.2(d) PROHIBITED PAYMENTS. No payments have been made
                  to, and no payments will be accepted by, any elected member of TRIBE'S Government or relative of any elected member of TRIBE'S Government for the purposes of obtaining or maintaining this AGREEMENT or any other privilege or benefit in favor of MANAGER.

                       3.2(e) RESOLUTION. The resolution attached as Schedule
                  3.2(e) hereto and incorporated herein by this reference, sets forth the authority of TRIBE'S officials who have signed this AGREEMENT.

                       3.2(f) TRIBE'S REGULATIONS. TRIBE represents and warrants
                  to MANAGER that the regulations relating to the operation and management of Gaming Activities on TRIBE'S lands are encompassed entirely within the Gaming Ordinance and that no other Tribal ordinances, resolutions, Bylaws, statutes, customs, traditions or orders impact thereon.

                       3.2(g) INDIAN LAND. TRIBE represents and warrants to
                  MANAGER that the Tract is located on TRIBE'S Reservation held in trust by the United States for the benefit of TRIBE pursuant to the Act of May 4, 1932, and as such, the Tract constitutes "Indian country" under 18 U.S.C. Section 1151 and "Indian lands" under 25 U.S.C. Section 2703(4).

                       3.2(h) SUBMISSION FOR APPROVAL. Upon submission of this
                  AGREEMENT to the Secretary and/or Commission, as applicable, TRIBE shall request the Secretary and/or Commission, as applicable, to authorize (1) the seven (7) year term of this AGREEMENT described in Section 2.2 hereof; and (2) MANAGER'S percentage interest described in Section 4.1 hereof, which request is based on the commitment of capital by MANAGER under this AGREEMENT, the risk involved therewith, and the projected timing for recovery thereof.

                       3.2(i) TRIBE'S REQUEST FOR BACKGROUND CHECK. TRIBE shall
                  request Secretary to request the FBI to conduct a background check on each management employee of Barona Indian Gaming prior to his or her being hired. TRIBE agrees that such employee may be hired pending the result of such background check as long as MANAGER believes that such employee has not been convicted of a felony, a crime involving moral turpitude, or numerous convictions for misdemeanors, and that such employee has no ties to organized crime.

                       3.2(j) TRACT AND FACILITY. TRIBE represents that it can
                  make available to MANAGER according to the terms of this AGREEMENT, free from claims of third parties (other than the claim of American Management & Amusement, Inc. described in
                  Section 4.8 and the potential claims of NGC as described in
                  Section 3.1(n) above), the Facility including the building commonly known as "The Barona Indian Bingo Palace" along with the improvements, inventory, personal property and equipment located thereon and therein sufficient for the resumption and initial conduct of Gaming Activities within Facility, and that there are no claims of third parties (other than the claim of American Management & Amusement, Inc. described in Section 4.8 and the potential claims of NGC as described in Section 3.1(n) above), that may affect the rights of TRIBE to enter into this AGREEMENT (subject to approval of the Secretary or Commission, as applicable) with MANAGER or in any way affect the usefulness of Facility to MANAGER. MANAGER shall have full access to and use of such Facility at all times during the term of this AGREEMENT. Notwithstanding any provision in this AGREEMENT to the contrary, this Agreement does not convey to MANAGER any real property interest whatever in or to Facility or TRACT or the existing buildings and grounds.

                       3.2(k) TRIBAL REPRESENTATIVES. TRIBE shall make sure that
                  at least one duly authorized TRIBAL representative is available at all times to provide a Tribal signature for checks, and to receipt and count all Gross Receipts.

                       3.2(l) LEGAL OPINION. Within 30 days after the execution
                  of this AGREEMENT, TRIBE agrees to cause a legal opinion to be delivered to MANAGER by legal counsel for TRIBE, reasonably acceptable to MANAGER, whereby such counsel opines as follows under federal law, the laws of TRIBE and the applicable laws of the State of California:

                       (a) Subject only to approval by the Secretary and/or
                  Commission, as applicable, and the potential claims of NGC as described in Section 3.1(n) above, TRIBE has the requisite legal authority and power to enter into this AGREEMENT and consummate all transactions contemplated hereby and this AGREEMENT is the legal, valid and binding obligation of TRIBE, enforceable in accordance with its terms.

                       (b) The execution and delivery of this AGREEMENT and the
                  consummation of all transactions contemplated hereby will not result in a breach or violation of any agreement, judgment or administrative order by which TRIBE is bound or obligated or, subject to the approval of the Secretary and/or Commission, as applicable, any state or federal law or regulation, or any law or regulation of TRIBE except for the potential claims of NGC as described in Section 3.1(n) above.

                       (c) The resolution attached as Schedule 3.2(e) to this
                  AGREEMENT sets forth the authority of TRIBE'S officials who have signed this AGREEMENT on behalf of TRIBE and identifies the provision of TRIBE'S document that authorizes this AGREEMENT and the execution thereof, and such resolution is in full force and effect.

                       (d) The regulations relating to the operation and
                  management of Gaming Activities on TRIBE'S lands are encompassed entirely within the Gaming Ordinance and there are no other TRIBAL ordinances, resolutions, Bylaws, statutes, customs, traditions or orders that impact thereon.

                       (e) The Tract constitutes TRIBE'S land which is
                  encompassed within Tribe's Reservation and therefore constitutes "Indian country" under 18 U.S.C. Section 1151 and "Indian lands" under 25 U.S.C. Section 2703(4).

                                   ARTICLE IV

                         COMPENSATION AND REIMBURSEMENT

         4.1 PROFIT SPLIT.



                                        *






                  4.1(a) BINGO.









                                        *

























         *Confidential information has been omitted and filed separately with the Commission.

                                        *






                  4.1(b) CARD ROOM.






                                        *














                  4.1(c) OFF TRACK BETTING.





                                        *











                 * Confidential information has been omitted and
                      filed separately with the Commission.

                                        *


                  4.1(d) ELECTRONIC VIDEO GAMING DEVICES.


                                        *




         4.2 FUTURE DEPARTMENTS. If and when further forms of gaming are permitted under a Class III compact with the State of California, and if the Tribe wishes to offer such further form of gaming, the Tribe will offer a right of first refusal to conduct such gaming as an additional department(s) under this Agreement to Manager, who will have 30 days in which to accept the terms of the offer. If the offer is not accepted within that 30-day period, the Tribe may engage another operator for that purpose(s) outside the scope of this agreement on terms no more favorable to the operator than in the offer to Manager.

         4.3 JUSTIFICATION FOR USE OF GROSS RECEIPTS.





                                        *












         However, notwithstanding any provision in this Agreement to the contrary, to the extent required by 27 U.S.C. Section 2711(b)(3)-(4) and the regulations implementing this statute to be promulgated by the Commission, the above guaranteed minimum payments to the Tribe will have preference over repayment of the above manager loan and recoupment of recommencement costs.

         4.4 MANAGER LOAN. MANAGER may loan to Barona Indian Gaming such monies as MANAGER in its sole discretion deems necessary and advisable, not to exceed $500,000.00 total unless otherwise agreed

         * Confidential information has been omitted and filed separately with the Commission.

in writing, which loan or loans (the "Manager Loan") shall be interest free. MANAGER shall have no recourse for the collection of the Manager Loan other than against the receipts of Barona Indian Gaming from bingo operations. MANAGER shall also advance such funds as it deems necessary to resume operation of Gaming Activities at Barona Indian Gaming and such advances shall also constitute a Manager Loan.


                                        *





         4.5 PAYMENT OF RECOMMENCEMENT COSTS.



                                        *






         4.6 DISTRIBUTIONS OF NET PROFITS; REPORTS.




                                        *









         4.7 ANNUAL LICENSE FEE. In accordance with the Gaming Ordinance, MANAGER will pay from its own funds to TRIBE the sum of Ten Thousand and no/100 Dollars ($10,000.00) per year as an annual fee for the privilege of being and acting as TRIBE'S exclusive agent for the purposes specified in this AGREEMENT. This fee must be paid in full before the commencement of gaming operations, and will be due each year thereafter on the anniversary date of the issuance of the first license. Except for the existing card room operation, no form of gaming may be conducted without such a valid license. Any such license will specify all forms of gaming which


         * Confidential information has been omitted and filed separately with the Commission.

it authorizes. No new forms of gaming may be offered without an appropriate amendment to the license. If manager desires to offer a form of gaming not described in the license, the Tribal Council may make payment of its actual costs of investigation of the proposed new form of gaming a condition to issuance of the amendment. Offering of any form of gaming by Manager which is not described in the license is a violation of the Tribe's Gaming Ordinance and, on 48 hours notice to Manager by the Tribal Council and an informal hearing by the Tribal Council, the Tribal Council may suspend or revoke Manager's license for such unauthorized gaming. If Manager's license is suspended or revoked, any gaming conducted by Manager will be unauthorized and subject to appropriate federal penalties.

         4.8 AMA STIPULATED JUDGMENT. MANAGER acknowledges that the TRIBE and American Management & Amusement, Inc. ("AMA") have entered into a Stipulated Judgment, a copy of which is attached hereto as Exhibit "B" and incorporated herein by this reference. MANAGER acknowledges that under the Stipulated Judgment, TRIBE has an obligation to make payments to AMA according to the terms set forth in the Stipulated Judgment.



                                    ARTICLE V

                                OTHER AGREEMENTS

         5.1 CAPITAL IMPROVEMENTS; REPLACEMENT.








                                        *














         * Confidential information has been omitted and filed separately with the Commission.

                                        *


         5.2 ASSIGNMENTS. Any assignment of this AGREEMENT by MANAGER to a third party shall be effective only upon approval of TRIBE and the Secretary and/or Commission, as applicable. However, MANAGER shall have the right to assign the AGREEMENT to a limited or general partnership or to add new partners to the existing partnership provided that all new partners are subject a background investigation and all other applicable requirements of the Indian Gaming Regulatory Act; and such assignment shall only be effective if MANAGER is a general partner in such partnership. In the event any assignment is submitted for approval to TRIBE and the Secretary and/or Commission, as applicable, such assignment shall contain all of the information required by Section 3.1(f) hereof. Notwithstanding the foregoing, MANAGER shall be entitled to contract with third parties for the sale of tobacco and tobacco products, food and beverage concessions, souvenirs, gifts and other accessory or ancillary items related to Barona Indian Gaming, provided TRIBE has given the Approval of Tribe with respect to any such contract. In the event MANAGER subcontracts any of such services, MANAGER agrees to consider qualified members of TRIBE as such subcontractors.

         Transfer of a controlling interest in MANAGER shall be subject to prior Approval of TRIBE.

         5.3 FBI CLEARANCE. TRIBE agrees that all information provided pursuant to Sections 3.1(f), 3.1(h) and 3.1(i) hereof shall be transmitted by TRIBE to the FBI for a record investigation. It is understood that the results of the FBI's investigation shall be sent to the Chief, Division of Law Enforcement Service, Bureau of Indian Affairs, who maintains a control file of this information. If the FBI's investigation reveals an indictment of any such person, TRIBE may, at its option, deny the right of participation of such person in Barona Indian Gaming.

         5.4 WAIVER OF TAXES AND FEES. TRIBE hereby waives any right to impose a tax, license fee or similar fee upon MANAGER (other than the $10,000.00 annual license fee set forth in Section 4.7), Barona Indian Gaming or any of MANAGER'S shareholders, officers, partners, directors or employees, or customers of Barona Indian Gaming with respect to the operation of Barona Indian Gaming or upon any income, salary, wages or other compensation arising therefrom, or upon any sales of any items in, at or from Barona Indian Gaming, during the term of this AGREEMENT or any extension thereof. TRIBE agrees that its right to disbursements pursuant to Article IV hereof constitutes its entire entitlement to revenues under this AGREEMENT except as may be specifically provided in this Agreement. The only taxes or fees required to be collected by MANAGER in connection with the operation of Barona Indian Gaming

                 * Confidential information has been omitted and
                     filed separately with the Commission.

shall be those assessed by the United States Government or other taxes legally due or requested to be withheld. TRIBE will use its best efforts and sovereign immunity to resist the assertion of license fees and taxes from all other non-federal governmental entities, provided that the legal fees incurred in such resistance, if approved in writing by both TRIBE and MANAGER, shall be considered Operating Expenses.

         5.5 SECRETARY'S APPROVAL. This AGREEMENT is subject to approval by the Secretary and/or Commission, as applicable.

         5.6 DISPUTE RESOLUTION.







                                        *






























         5.7 LIMITED WAIVER OF SOVEREIGN IMMUNITY AND TRIBE'S RIGHTS. By this AGREEMENT, TRIBE does not in any way waive or limit its

                 * Confidential information has been omitted and
                     filed separately with the Commission.

sovereign immunity from unconsented suit except, TRIBE does consent to suit by MANAGER to enforce any of the terms of this AGREEMENT, and does hereby waive its immunity to the extent necessary to allow the full enforcement of the terms and conditions of this AGREEMENT, including, without limitation, the right to seek declaratory judgments, injunctions and restraining orders, and the enforcement of an award of money damages by any court referenced in Section 5.8 or by arbitration in accordance with Section 5.6; provided, however, that any such court or arbitrator(s) shall have no authority or jurisdiction to execute against any assets of TRIBE except for undistributed or future proceeds of gaming conducted by TRIBE under the management of MANAGER, and not from any other assets of TRIBE.

         Nothing in this AGREEMENT is intended to waive or shall be construed to waive the sovereign immunity of TRIBE with respect to any dispute or matter outside of the terms of this AGREEMENT, or as to any claims or demands of any person or entity not a party to this AGREEMENT.

         5.8 JURISDICTION. Subject to completion of the arbitration proceedings set forth in Section 5.6, it is hereby agreed that any action to enforce the terms and conditions of this AGREEMENT, or to otherwise resolve any disputes between TRIBE and MANAGER arising out of this AGREEMENT, shall be brought in, and TRIBE hereby consents to be sued in, any court of competent jurisdiction, including the appeals courts therefrom, as set forth above.

         5.9 TERMINATION

                  5.9(a) MATERIAL BREACH. Either party may terminate this
             AGREEMENT if the other party commits, or allows to be committed, any material breach of this AGREEMENT. Material breach of this AGREEMENT shall include, but not be limited to, failure of either party to perform any material duty or obligation for a period of thirty (30) consecutive business days after the required date of performance. Moreover, a material breach on the part of MANAGER shall include: (i) the commencement of any proceeding against MANAGER under any bankruptcy, liquidation, receivership, dissolution, rearrangement of debt or insolvency law which has not been dismissed within sixty (60) days of commencement of such proceeding; (ii) MANAGER'S filing of a voluntary petition in bankruptcy or general assignment for the benefit of creditors; and,
             (iii) theft or embezzlement by any officer of MANAGER. Notwithstanding the foregoing, in the event of either party being rendered wholly unable by force majeure to carry out its obligations under this AGREEMENT, it is agreed that upon such party's giving notice and reasonably full particulars of such force majeure in writing within a reasonable time after the occurrence of the cause relied upon, the obligations of the party giving notice shall be suspended during the continuance of any disability so caused, and the period of such suspension shall extend time periods to any agreed upon and appropriate deadlines for a like period of time. However, in no case will such suspension continue more than 120 days. The cause of the force majeure shall, so far as possible, be remedied with all reasonable dispatch by the party claiming it. The term "force majeure" as employed herein shall include, without limitation, acts of God, strikes, lockouts, wars, governmental or judicial action or other events not within the control of the parties that significantly impair the ability of MANAGER to perform all its essential obligations under this AGREEMENT.

                  5.9(b) NOTICE OF MATERIAL BREACH. Neither party may terminate this AGREEMENT on the grounds of a material breach, unless (i) written notice is provided by the nondefaulting party to the defaulting party identifying the nature of the material breach and its intention to terminate this AGREEMENT, and (ii) the defaulting party fails to cure or take steps to substantially cure such breach within thirty (30) days after receipt of such notice. Discontinuance or correction of the material breach within such thirty (30) day notice period shall constitute a cure thereof.

                  5.9(c) RETENTION OF PROPERTY UPON TERMINATION. In the event of any termination of this AGREEMENT pursuant to this Section 5.9, regardless of fault, MANAGER and TRIBE, shall retain all monies previously paid to them pursuant to this AGREEMENT and any remaining funds of Barona Indian Gaming earned but not yet distributed shall be disbursed in accordance with Article IV hereof.

                  5.9(d) INVOLUNTARY TERMINATION DUE TO CHANGES IN APPLICABLE
             LAW. The parties hereby agree to use their best efforts to insure that this AGREEMENT conforms to and complies with all applicable laws. In the event that this AGREEMENT or Barona Indian Gaming is determined by the Congress of the United States, the Secretary and/or Commission, as applicable, or a court of competent jurisdiction, to be unlawful, TRIBE and MANAGER shall use their best efforts to secure an amendment to this AGREEMENT which will comply with applicable law and not materially change the rights, duties and obligations of the parties hereunder. If no such change is possible then (1) MANAGER shall have the rights set forth in
             Section 2.4(i) (Cessation of Barona Indian Gaming); (2) MANAGER and TRIBE shall retain all monies previously paid to them pursuant to
             Article IV (Compensation and Reimbursement); (3) all funds of Barona Indian Gaming in any account shall be paid and distributed as provided in Article IV; and (4) TRIBE shall retain title to Tract and Facility and associated fixtures, improvements, supplies and equipment.

                  5.9(e) VOLUNTARY CESSATION OF OPERATIONS. Notwithstanding any
             provision to the contrary in Sections 5.9(a) or 5.9(b), should MANAGER voluntarily cease operations of any Department of, or all of Barona Indian Gaming (other than as a result of an event of force majeure as set forth in Section 5.9(a) for a period of fourteen (14) consecutive days without prior Approval of Tribe, such cessation of operations shall constitute an immediate default hereunder and cause for immediate termination of this AGREEMENT by TRIBE without the 30-day opportunity to cure described above; provided, that if the cessation is the result of an unwarranted act of TRIBE, determined to be an unwarranted act of TRIBE by arbitration as described above, then such cessation is not a default under this Subsection.

         5.10 CERTIFICATE OF SELF-REGULATION. TRIBE shall use its best efforts to obtain from the Commission at the earliest possible date a certificate of self-regulation in accordance with the provisions of Section 11(c)(3) of the National Indian Gaming Regulatory Act [(25 U.S.C. Section 2710(c)(3)].

                                   ARTICLE VI

                                 INDEMNIFICATION

         6.1 INDEMNIFICATION BY MANAGER. MANAGER shall indemnify and hold harmless TRIBE from and against all liability, loss, damages, costs and expenses to any third party or for personal injury or property damage which are the result of fraud or willful misconduct of MANAGER and its employees or agents in its management of Barona Indian Gaming under this AGREEMENT; provided that nothing herein shall be construed to impose any duty of indemnity on MANAGER for actions taken in the exercise by MANAGER of reasonable business judgment.

         6.2 INDEMNIFICATION BY TRIBE. Tribe shall indemnify and hold harmless MANAGER and its officers, directors, shareholders, employees and agents from and against any and all liability, loss, demand, costs and expenses resulting from fraud or willful misconduct of TRIBE, its officers, directors, employees and agents, in taking any actions or performing any duties under this AGREEMENT.

         6.3 PROCEDURES. In any case in which the parties have agreed to indemnify any other party such indemnity shall be deemed to include an obligation on the part of said indemnifying party to appear on behalf of the action, all at said indemnifying party's cost and shall include the indemnifying party's right to control the conduct of such proceedings and to settle and compromise the same on behalf of the indemnified party and at said indemnifying party's expense; provided, however, at the option of any party to be so indemnified, that party may waive indemnification. The indemnified party shall forego such right to indemnify if it shall fail to reasonably cooperate with the indemnifying party in the investigation and handling of the matter for which indemnity is sought.

         6.4 SURVIVAL. The provisions of this section shall survive any termination or expiration of this AGREEMENT, whether by lapse of time or otherwise, and shall be binding upon both parties, their successors and assigns.


                                   ARTICLE VII

                               FURTHER AGREEMENTS

         7.1 EMPLOYEE GRIEVANCE COMMITTEE. TRIBE and MANAGER shall establish an Employee Grievance Committee to consider any grievances arising out of the operation of Barona Indian Gaming, and to make recommendations regarding employee grievances. Its procedures and policies will be provided to MANAGER for implementation into Barona Indian Gaming operation and shall, to the extent possible, be consistent with TRIBAL policy regarding such matters.

         7.2 LEGAL FEES. All legal fees incurred in resisting and defending against efforts of others to impede or halt the operations of Barona Indian Gaming shall be preapproved by MANAGER and Barona Indian Gaming Committee and shall be paid from Gross Receipts as an Operating Expense, subject to the provisions of Section 3.1(n) and (o).

         7.3 AMA STIPULATED JUDGMENT. MANAGER acknowledges that TRIBE has entered into a Stipulated Judgment with AMA, a copy of which is attached hereto as Exhibit "B" and incorporated herein by this reference. If TRIBE makes any payment less than the amount set forth in paragraphs 2.1, 2.2 or 2.3 of the Stipulated Judgment, or if TRIBE fails to make any payment for a particular month, then AMA may cause, at any reasonable time upon five days prior written notice to TRIBE and MANAGER, a complete audit to be made of TRIBE'S and MANAGER'S business affairs and records for that month and for up to twelve months before that month. AMA shall also be entitled to examine TRIBE'S and MANAGER'S books and records of Gross Receipts, tax returns, inventories, and all other documents necessary to verify the amount of Gross Receipts and Net Profits received by TRIBE and MANAGER for the said periods. TRIBE and MANAGER agree to keep for at least two (2) years following any such month all pertinent original records consisting of all Gross Receipts from the conduct of any and all Gaming Activities in Facility, as well as all Operating Expenses and Net Profits.

         7.4 FIDELITY BOND. MANAGER and those employees of MANAGER, TRIBE and Barona Indian Gaming who handle or are responsible for the handling of money shall be bonded by a fidelity bond acceptable both to MANAGER and TRIBE, indemnifying TRIBE and MANAGER as obligee against loss, theft, embezzlement or other fraudulent acts on the part of MANAGER, MANAGER'S employees or employees of Barona Indian Gaming. Notwithstanding the previous sentence, on the recommendation of a suitable plan by MANAGER and Barona Indian Gaming Committee, Tribal Council may authorize a form of self-bonding if such a plan will promote the economy of the operation without unduly impairing TRIBE'S security.

         7.5 BARONA INDIAN GAMING COMMITTEE. For the purposes described in
Section 1.1(c), above, Barona Indian Gaming Committee shall perform the following functions as authorized by the Tribal Council:

                  7.5(a) GENERAL POLICIES. Subject to the prior approval of
             Tribal Council, to establish all general policies of Barona Indian Gaming in the implementation of (i) this AGREEMENT, (ii) TRIBE'S Gaming ordinance, and (iii) items approved under this AGREEMENT, such as the

             Annual Operating Budget, financial feasibility report, and similar matters. Such policies shall include personnel, grievances, inventory, accounting, annual audits, details of Indian preference in employment, procurement and game promotions. Such policies shall be in aid of MANAGER'S responsibility for and authority to control the day-to-day operation of Barona Indian Gaming and the conduct of the games according to MANAGER'S best professional judgment, but shall not operate to change any of the provisions of this AGREEMENT. Such policies shall be furnished to MANAGER prior to the date that approval of this AGREEMENT by the Secretary and/or Commission, as applicable, has been obtained and Barona Indian Gaming recommences operations.

                  7.5(b) INFORMAL DISPUTE RESOLUTION. Without limiting the
             rights of the parties under Sections 5.6 or 5.8, to attempt informal resolution of any disputes between TRIBE and MANAGER, including any claim that MANAGER is attempting to influence or interfere in internal affairs of TRIBE'S Government, or that the Barona Indian Gaming Committee or Tribal Council is interfering in MANAGER'S day-to-day operation of Barona Indian Gaming or implementation of policies established as described above. Any such conflicts which cannot be resolved informally within the Barona Indian Gaming Committee may be referred to Tribal Council for resolution, subject to either party's right to have such conflict resolved pursuant to Sections 5.6 or 5.8.

                  7.5(c) DESIGNATION OF TRIBAL REPRESENTATIVES. Subject to the
             approval of Tribal council, to designate all official Tribal representatives for counting and deposit of Gross Receipts, authorizing transfers from the general account and signing checks on all accounts requiring dual signatures, as provided in this AGREEMENT.

                  7.5(d) GENERAL AUTHORITY. To (i) take all actions on behalf of
             TRIBE called for in this AGREEMENT as Tribal Council may authorize;
             (ii) report to Tribal Council and TRIBE'S General Counsel on all matters concerning Barona Indian Gaming; and (iii) monitor the performance of MANAGER under this AGREEMENT, the Gaming Ordinance, and all policies not in conflict therewith, and to report the results of such monitoring to Tribal Council.

                  7.5(e) MEMBERSHIP. No more than one (1) member of Barona
             Indian Gaming committee will be a representative of and nominated by MANAGER. No more than two (2) members will be members of TRIBE'S Tribal Council, one (1) of whom shall be and shall establish, in consultation with MANAGER, guidelines for the Barona Indian Gaming Committee, including quorum, notice of meetings, frequency of meetings, term of office, other duties, removal, and other appropriate procedural matters. The other four (4) members of the Barona Indian Gaming Committee shall be appointed by the Tribal Council and shall not be members of the Tribal Council.

         7.5 LETTER OF CREDIT. MANAGER agrees that for a period of one (1) year, a Letter of Credit shall be pledged in the amount of One Hundred Thousand Dollars ($100,000.00) to insure the payment of the guaranteed minimums and other obligations due to the TRIBE. If the amount of this Letter of Credit has not been reduced to $0 at the above 1-year expiration of this Letter of Credit as provided below, then it will be extended or renewed on the same terms for one additional year upon such expiration at the amount at which it stands at the expiration of its initial one-year term. For each Two Hundred Fifty Thousand Dollars ($250,000.00) of profits earned, the Letter of Credit shall be reduced by Twenty-five Thousand Dollars ($25,000.00). The Letter of Credit shall be utilized if: (1) the operation is closed down with unpaid bills; or, (2) the MANAGER terminates Barona Indian Gaming within one (1) year of commencing operations; provided, that said termination is not caused by an Act of God or by a material breach by TRIBE. MANAGER WILL POST THIS LETTER OF CREDIT, IN A FORM ACCEPTABLE TO THE TRIBE, NO LATER THAN 30 DAYS AFTER THIS AGREEMENT IS APPROVED BY THE SECRETARY.


                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 VALIDITY. In the event that any provision of this AGREEMENT shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this AGREEMENT.

         8.2 SURVIVAL OF RIGHTS. Except as provided herein to the contrary, this AGREEMENT shall be binding upon and inure to the benefit of the parties signatory hereto, their respective heirs, executors, legal representatives and permitted successors and assigns.

         8.3 COUNTERPARTS. This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

         8.4 FURTHER ASSURANCES. Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this AGREEMENT.

         8.5 NOTICES

                  8.5(a) ADDRESSES. All notices under this AGREEMENT shall be in writing and shall be delivered by personal service, express delivery or by certified or registered mail, postage prepaid, return receipt requested and addressed as follows:

                  If to Tribe:             1095 Barona Road
                                           Lakeside, California 92040
                                           ATTN.:  Chairman

                  with a copy to:          Art Bunce, Esq.
                                           P.O. Box 1416
                                           Escondido, CA 92033

                  If to Manager:           Donald Speer
                                           Inland Casino Partners
                                           240 N. Jones Blvd., Suite 111
                                           Las Vegas, NV 89107

                                                 -and-

                                           Donald Speer
                                           Barona Indian Gaming
                                           1000 Barona Road
                                           Lakeside, CA 92040

                                                 -and-

                                           William Hammer, Esq.
                                           Nitz, Walton & Hammer, Ltd.
                                           2300 Paseo del Prado, Suite B-202
                                           Las Vegas, NV  89102

                                                 -and-

                                             Michael Shiffman, Esq.
                                             Kaplan, Russin & Vechi
                                             580 California St., 16th Floor
                                             San Francisco, CA 94104

             or to such other different address(es) as MANAGER or TRIBE may in writing specify, using the procedure called for in this paragraph.

             8.5(b) EFFECTIVE DATE. All notices, demands and requests shall be effective upon personal delivery, twenty-four (24) hours following acceptance by an express service or three (3) business days after being deposited in the United States mail. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as provided in accordance with Subsection 8.5(c) shall be deemed to be receipt of the notice, demand or request sent.

             8.5(c) CHANGES. By giving to the other party at least thirty (30) days notice thereof, the parties hereto and their respective permitted successors and assigns shall have the right, at any time during the term of this AGREEMENT, to change their respective addresses for notices, and each shall have the right to specify as its address for notices any other address within the United States of America.

         8.6 NO PARTNERSHIP CREATED. The parties expressly agree that neither this AGREEMENT nor its performance creates or implies a partnership between the parties.

         8.7 COVENANT OF GOOD FAITH AND FAIR DEALINGS. MANAGER and TRIBE hereby agree that neither of them shall act in any manner which would cause this AGREEMENT to be altered, amended, modified, canceled, terminated (except for cause), or otherwise frustrated without the written consent of the other. MANAGER and TRIBE further covenant they will act in good faith and fair dealing with each other in all matters relating to this AGREEMENT.

         8.8 TIME IS OF THE ESSENCE. The parties agree that time is of the essence in the performance of this AGREEMENT.

         8.9 PRIOR SUB-CONTRACT. The parties acknowledge that, on March 5, 1991, Inland Casino Corp. and National Gaming Corp., with the Tribe's approval, executed a sub-contract under the Tribe's above Management Agreement with NGC. The parties further acknowledge and agree that, under section II.B. of that subcontract, they believe that the Management Agreement between the Tribe and NGC expired on January 19, 1992 as described in Sections 3.1(n) and (o) above and that the sub-contract has therefore now become a direct contract between the Tribe and Inland Casino Corp. When this Agreement is executed by the parties, it will take the place of, nullify, replace, supersede, and cancel that prior sub-contract in all respects, except if the results of the current arbitration described in Section 3.1(n) and (o) above are unfavorable to the Tribe, in which case the sub-contract will remain in full force and effect according to its terms.

         IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT on the dates and year set forth below, to be effective on the Effective Date.

TRIBE: BARONA GROUP OF THE CAPITAN GRANDE BAND OF MISSION INDIANS (A/K/A BARONA BAND OF MISSION INDIANS), A FEDERALLY RECOGNIZED INDIAN TRIBE



                                     BY:   /s/ CLIFFORD M. LA CHAPPA
                                         ---------------------------------------
                                                       CHAIRMAN



MANAGER:                             INLAND CASINO PARTNERSHIP, A
                                     CALIFORNIA PARTNERSHIP



                                     BY:   /s/ L. DONALD SPEER
                                         ---------------------------------------
                                              L. DONALD SPEER, PRESIDENT,
                                              INLAND CASINO CORP., PARTNER

APPROVED:

UNITED STATES DEPARTMENT
OF INTERIOR

BY
   -----------------------------
           SECRETARY

DATE:
      --------------------------

                            CONFIDENTIAL TREATMENT*

                               AMENDMENT NO. 1 TO
                           GAMING MANAGEMENT AGREEMENT
                                     BETWEEN
           BARONA GROUP OF THE CAPITAN GRANDE BAND OF MISSION INDIANS
                                       AND
                             INLAND CASINO PARTNERS


         For the reasons set forth in Tribal Council Resolution No. 92630, the Barona Group of the Capitan Grande Band of Mission Indians (the "Tribe") and Inland Casino Partners ("ICP") hereby amend the Gaming Management Agreement which they executed on February 26, 1992 as follows:

         1. The scope of permitted "Gaming Activities" in Paragraph 1.1(d) is hereby amended so as to exclude any off-track satellite wagering ("OTSW") from those gaming activities whose management, control, conduct, operation, and maintenance is authorized and permitted to be performed by ICP under the compact between the Tribe and the State of California which was approved by the authorized representatives of the Secretary of the Interior on June 23, 1992 and published in the Federal Register of June 30, 1992.

         2. For the duration of the effectiveness of this Amendment No. 1, any OTSW conducted on the Indian lands of the Barona Indian Reservation will be managed, performed, conducted, operated, and maintained exclusively by and supervised solely by the Tribe, subject to the provisions of the said Compact. Such Tribal supervision and control will be exercised directly by the Tribe's Tribal Council through its designated representative who will now be its senior member, Albert Phoenix, who will be the direct supervisor of the Facilities Manager, who is expected to be Harry Yost. The Facilities Manager will supervise the OTSW's security



* This Amendment No. 1 is an amendment to a material agreement furnished pursuant to 17 C.F.R. 228.601(b)(10).

and service personnel, all of whom, along with the Facilities Manager, will be direct employees of the Tribe, and not of ICP, and who will be paid directly and exclusively by the Tribe. The facilities Manager will also supervise the personnel of Southern California Off-Track Wagering, Inc.

         3. For the duration of the effectiveness of this Amendment No. 1, all net profits of the OTSW Facility will be retained by the Tribe, and none will be distributed to ICP either under Paragraph 4.1(c) of the Contract, or otherwise.

         4. Because it is impractical to recite each of the many separate provisions of the Contract that would have to be individually re-cast so as to eliminate all involvement of and control of ICP over the OTSW Facility and its operations and finances, this amendment will simply state that, except as provided herein and subject to the provisions of the above compact, all provisions of the Contract which give to ICP any control, supervision, financial interest in, or responsibility for the OTSW facility and its operations are hereby eliminated for the duration of this Amendment No. 1. Any conflict in the interpretation or application of this paragraph will be resolved in the spirit of Tribal Council Resolution No. 92630.

         5. This Amendment No. 1 to the contract will become effective immediately upon its execution by the parties, and will continue in effect according to its terms until (1) the authorized representative of the Secretary of the Interior approves the Contract, and (2) the California Attorney General issues either conditional or unconditional registrations to all of ICP's principals and personnel according to the terms of the above compact. When both of these events have happened, this Amendment No. 1 will immediately cease to be effective, and only the terms of the Contract will govern the relations of the parties.

         6. In all other respects, the Contract remains in full force and effect.

Dated:  July 1, 1992     BARONA GROUP OF THE CAPITAN GRANDE
                         BAND OF MISSION INDIANS


                      by: /s/ CLIFFORD M. LA CHAPPA
                         -----------------------------------
                         Clifford M. La Chappa, Chairman



                         INLAND CASINO PARTNERS


                      by: /s/ LLOYD DON SPEER
                         -----------------------------------
                         Lloyd Don Speer, President,
                         Inland Casino Corp., managing
                         partner

                                   DECLARATION


         LLOYD DONALD SPEER deposes and states as follows:

         1. I am the president of Inland Casino Corp. ("ICC"), a
Nevada corporation qualified to do business in California. ICC is a general partner in Inland Casino Partners ("ICP") which executed a gaming management agreement (the "Contract") with the Barona Band of Mission Indians (the "Tribe") on February 26, 1992.

         2. I have read Tribal Council Resolution No. 92630, have agreed to its terms and spirit, and have accordingly executed Amendment No. 1 to the said management agreement on behalf of ICP.

         3. Accordingly, I agree that the Tribe will have the sole proprietary interest in and exclusive control and supervision of the management and operations of the off-track satellite wagering facility ("OTSWF") described therein according to the terms of the said Amendment No. 1 for the purposes described in the said Tribal Council Resolution. In particular, for the duration of the effectiveness of the said Amendment No. 1, neither ICP, ICC, nor any of the principals of either will draw or otherwise receive any distribution of the share of net profits from the OTSWF that would otherwise be due to ICP under the Contract, particularly under Paragraph 4.1(c), nor any repayment of the Manager's amortized investment, nor will ICP have to pay the $5,000/month guaranteed minimum payment to the Tribe, as specified in said Paragraph 4.1(c).

         4. I further represent that there is no undisclosed quid-pro-quo or other hidden understanding by which the intent of Tribal Council Resolution No. 92630 would be frustrated or circumvented.

         5. I declare under penalty of perjury that the above is true and correct to the best of my personal knowledge, information, and belief. Executed this 1st day of July, 1992 at the Barona Indian Reservation, San Diego County, California.

                                                 /s/ LLOYD DONALD SPEER
                                                 ------------------------------
                                                 Lloyd Donald Speer

                                   DECLARATION


         CLIFFORD M. LA CHAPPA deposes and states as follows:

         1. I am the duly elected and serving Chairman of the Barona
Band of Mission Indians which executed a Gaming Management Agreement with Inland Casino Partners on February 26, 1992. I also executed Amendment No. 1 thereto on behalf of the Barona Band on July 1, 1992.

         2. I have read Tribal Council Resolution No. 92630, have agreed to its terms and spirit.

         3. Accordingly, I agree that the Tribe will have the sole proprietary interest in and exclusive control and supervision of the management and operations of the off-track satellite wagering facility ("OTSWF") described therein according to the terms of the said Amendment No. 1 for the purposes described in the said Tribal Council Resolution. In particular, for the duration of the effectiveness of the said Amendment No. 1, neither ICP, ICC, nor any of the principals of either will draw or otherwise receive any distribution of the share of net profits from the OTSWF that would otherwise be due to ICP under the Contract, particularly under Paragraph 4.1(c), nor any repayment of the Manager's amortized investment, nor will ICP have to pay the $5,000/month guaranteed minimum payment to the Tribe, as specified in said Paragraph 4.1(c).

         4. I further represent that there is no undisclosed quid-pro-quo or other hidden understanding by which the intent of Tribal Council Resolution No. 92630 would be frustrated or circumvented.

         5. I declare under penalty of perjury that the above is true and correct to the best of my personal knowledge, information, and belief. Executed this 1st day of July, 1992 at the Barona Indian
Reservation, San Diego County, California.


                                                     /s/ CLIFFORD M. LA CHAPPA
                                                     --------------------------
                                                     Clifford M. La Chappa

                                GAMING ORDINANCE

         BE IT ORDAINED BY THE GENERAL COUNCIL OF THE BARONA GROUP OF THE CAPITAN GRANDE BAND OF MISSION INDIANS OF THE BARONA INDIAN RESERVATION, SAN DIEGO COUNTY, CALIFORNIA THAT:

         1. Repeal of Bingo Ordinance. Due to the enactment of the Indian Gaming Regulatory Act of October 17, 1988 (Public Law 100-497), the Tribe's Bingo Ordinance, originally passed by the Tribal Council on April 20, 1981 and re-enacted and amended by the General Council on May 2, 1987 and January 14, 1989, is now obsolete and is therefore repealed and replaced by this Gaming Ordinance.

         2. Scope of Permitted Gaming. Under the conditions described below, gaming will be permitted on the tribal trust lands of the Barona Indian Reservation. "Gaming" means all those activities, such as traditional bingo, decision bingo, satellite bingo, video bingo, pull-tabs or break-opens, poker, low-ball poker and pan or panguine, which are permitted by the State of California by California Penal Code Section 326.5, Section 337s, or similar statute, and which the United States has made available to all tribes in California under the Indian Gaming Regulatory Act of October 17, 1988.

         3. Conditions of Permitted Gaming. No person, partnership, joint venture, corporation, or other entity of any kind may engage in gaming of any kind on the Barona Indian Reservation unless it meets the following conditions:

                  a. Only those games described in paragraph 2 above may be played.

                  b. The only location at which gaming may occur is the Bingo Palace constructed for gaming purposes in 1984.

                  c. The Tribe must issue a license for gaming at the one permitted location. The operator must pay an annual fee of $10,000 to the Tribe for this license.

                  d. The Tribe will have the sole proprietary interest in and responsibility for the conduct of any gaming activity.

                  e. Net revenues from all gaming will be used only for the following purposes:

                           1.   to fund tribal government operations or programs

                           2. to provide for the general welfare of the Tribe and its members

                           3.   to promote tribal economic development

                           4.   to donate to charitable organizations

                  f. The Tribe must provide copies of annual outside audits of tribal gaming to the National Indian Gaming Commission.

                  g. All contracts for supplies, services, or concessions for a contract in excess of $25,000 annually, except contracts for professional legal or accounting services, relating to such gaming will be subject to such independent audits.

                  h. The maintenance of the Bingo Palace and all operations in it must adequately protect the environment and public health and safety.

                  i. No person may be a primary management official or key employee of the gaming enterprise unless he or she (1) has had an adequate background check conducted with its results communicated to the National Indian Gaming Commission before issuance of a license, and (2) has been issued a license by the Tribe, and the Tribe has promptly notified the National Indian Gaming Commission of the issuance of the license.

                  j. The Tribe must oversee all primary management officials and key employees of the gaming enterprise on an on-going basis. No person may receive a license or be employed by the gaming enterprise if he or she has a criminal record including conviction of any felony or any gambling-related offense, or has engaged in prior activities or has a reputation, habits, or associations which, in the judgment of the Tribal Council or the National Indian Gaming Commission, poses a threat to the public interest or to the effective regulation of gaming, or creates or enhances the dangers of unsuitable, unfair, or illegal practices and methods and activities in the conduct of gaming. If the National Indian Gaming Commission informs the Tribe that it has reliable information that any licensed individual does not meet the above standard, the Tribe may revoke his or her license after notice and hearing.

                  k. In order to engage in gaming that falls within Class III, as defined in Section 4(8) of the Indian Gaming Regulatory Act, the Tribe will enter into a compact with the State of California regarding the regulation of such Class III gaming, and approved by the Secretary of the Interior.



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          4. Other Limitations. All gaming will be open to the public. No one under 18 years of age may play the games authorized by this ordinance. There will be no limit as to the prizes offered. Gaming may occur 24 hours of every day. Participants in the games must be physically present to win any prize. This ordinance does not apply to those bingo games operated by bona fide charitable organizations under California Penal Code Section 326.5.

         5. Penalties. Any organization or other person who wilfully and knowingly violates any provision of this ordinance is punishable by a fine not to exceed five hundred dollars ($500.00), for each violation, or for each day the violation continues.


                                  CERTIFICATION

         The above ordinance was enacted at a regularly called meeting of the General Council of the Barona Group of the Capitan Grande Band of Mission Indians at which a quorum was present on March 4, 1989 by a vote of 51 in favor, 16 opposed, and 0 not voting.

                                    /s/ CLIFFORD M. LA CHAPPA
                                    --------------------------------------
                                    Secretary        Chairman


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